Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:

Kate Patterson	Sarah Needham
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9340
kpatterson@websense.com	Sneedham@websense.com

NEWS RELEASE

Websense Announces Fourth Quarter and 2009 Billings Above

Guidance Ranges

Strong Demand for Strategic Products Drives Growth in Year-over-Year Billings

SAN DIEGO, January 6, 2010 — Websense, Inc. (NASDAQ: WBSN) today announced fourth quarter billings of approximately $118 million and full year 2009 billings of approximately $352 million. Billings guidance was $106 to $116 million for the fourth quarter and $340 to $350 million for the year. Average contract duration was approximately 24 months for the fourth quarter of 2009. Currency exchange rates had a positive impact on billings of approximately $4 million in the fourth quarter of 2009 compared to the prevailing currency exchange rates in effect during the fourth quarter of 2008. Fourth quarter contract duration and currency exchange rates were both consistent with the company’s expectations and assumptions communicated when billings guidance was provided in October 2009.

Cash flow from operations for the fourth quarter is expected to exceed $25 million, generating full year operating cash flow in excess of $90 million, compared to guidance of more than $80 million.

“We saw strong demand for our new Web Security Gateway and appliances, combined with historically consistent renewal performance for our legacy web security and filtering solutions,” said Gene Hodges, Websense chief executive officer. “We have, for five quarters now, seen growing demand for our strategic products in both our installed base and with new customers, and we are confident this trend will continue. Incremental business, which consists primarily of our market leading Web security gateway, SaaS security and data loss prevention solutions, was approximately $31 million in the quarter, compared to approximately $22 million in the fourth quarter of 2008.”

Complete fourth quarter and fiscal year operating results, including revenue, net income, earnings per diluted share, and cash flow from operations, which are subject to final audit, will be released after the market close on Tuesday, February 2, 2010.

Fourth Quarter Conference Call Scheduled

Management will host a conference call and simultaneous webcast to discuss the fourth quarter and fiscal year 2009 results and 2010 outlook on February 2, 2010, at 2:00 p.m. Pacific time. To participate in the conference call, investors should dial 888-208-1332 (domestic) or 913-312-0853 (international) ten minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s Web site through March 31, 2010, and a taped replay of the call will be available for one week at 719-457-0820 or 888-203-1112, passcode 8554669.

Non-GAAP Financial Measures

This news release includes financial measures for billings for the fourth quarter and fiscal year 2009 that are not numerical measures that can be calculated in accordance with U.S. GAAP. Websense provides this measurement in news releases reporting financial performance because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the U.S. GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in integrated Web, data and email security solutions, provides Essential Information Protection™ for approximately 40,000 customers worldwide. Distributed through its global network of channel partners, Websense software and hosted security solutions help organizations block malicious code, prevent the loss of confidential information and enforce Internet use and security policies. For more information, visit www.websense.com.

Websense is a registered trademark of Websense, Inc. in the United States and certain international markets. Websense has numerous other registered and unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

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This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including our fourth quarter and full year billings and operating cash flow estimates, statements about our technology and product leadership, growth trends and expense management, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, products and fee structures in a changing market; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet and security industries; changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, risks relating to the required use of cash for debt servicing, the risks of ongoing compliance with the covenants in the senior secured credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.